Exhibit 99.1

CROSS REFERENCE SHEET

Information Relating to Provincial Debt	Location in 2012 British Columbia Financial and Economic Review (the “Review” (1)) included as Exhibit 99.4, or in other Exhibit to Annual Report

PROVINCE OF BRITISH COLUMBIA
General Description of the Province	Page 102
Constitutional Framework	Page 103

THE ECONOMY
Recent Economic Developments	Pages 3-12, 14-29
Economic Structure and Primary Industries	Pages 3-12, 25-28
Capital Investment	Pages 22, 43-47
Foreign Trade	Pages 4-6, 23-24
Labour Market and Employment	Pages 7-9, 21

PROVINCIAL REVENUE AND EXPENDITURE
Financial Administration and Reporting	Pages 33-59
Special Funds (2)
Summary Statements of Consolidated Revenue Fund Revenue and Expenditure	Pages 38-39, 66, 70-73, 79-80
Unaudited Financial Results	Pages 33-47, 63-80
Major Sources of Revenue	Pages 34-38, 70, 71
Expense by Function	Pages 40-42, 72, 73

GOVERNMENT CORPORATIONS
Government Corporation Debt	Pages 47-49, 76-80; Exhibit 99.3

DEBT OF THE PROVINCE
Direct and Guaranteed Debt	Pages 49-51, 76-80; Exhibit 993
Financing Requirements	Exhibit 99.3
Sinking Fund Management	Exhibit 99.3

CONSOLIDATED FUNDED DEBT OF THE PUBLIC SECTOR	Exhibit 99.3

CANADIAN FOREIGN EXCHANGE RATE AND INTERNATIONAL RESERVES	Exhibit 99.3

DETAILED FINANCIAL STATEMENTS OF THE PROVINCE

Statement of Consolidated Revenue Fund Revenue by Source	Pages 70, 71
Statement of Consolidated Revenue Fund Expense by Function	Pages 72, 73
Statement of Direct Funded and Unfunded Debt	Exhibit 99.3
Statement of Guaranteed Funded Debt	Exhibit 99.3
Statement of Non-Guaranteed Debt	Exhibit 99.3
Pension Funds	Pages 53-54

(1) Page numbers indicate the location of information in the Review.

(2) At this time there are no Special Funds.